Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-290052) of CID Holdco, Inc. (the “Company”) of our report dated March 11, 2026, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of CID Holdco, Inc. as of December 31, 2025 and for the year then ended, which appears in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Carr, Riggs & Ingram L.L.C.

Palm Beach Gardens, FL

April 16, 2026